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                                                                  Exhibit 10


                          [Solutia Inc. Letterhead]

                              January 14, 2002

Mr. Russell J. Belle

Dear Russ:

         You have indicated a desire to retire. In order to encourage you to remain with Solutia to provide an effective transition of your current responsibilities, Solutia agrees that your employment with Solutia during the period from the date of this letter through the earlier of the date of your termination of employment or June 30, 2002 (the "Employment Period") shall be on the terms and conditions set forth in this letter. Your Solutia standard employment agreement dated September 1, 1997 shall remain in effect except to the extent specifically modified by this Agreement.

EMPLOYMENT

         During the Employment Period you will devote all business time to the duties of employment with Solutia, acting in the best interests of Solutia and its stockholders and engaging in no conflict of interest with Solutia.

SALARY AND BONUS ELIGIBILITY

         Solutia will compensate you in accordance with the terms and conditions as in effect immediately prior to the date of this Agreement, including eligibility for an award for the 2001 plan year and the 2002 plan year under the terms of the Solutia Inc. Annual Incentive Plan. (The terms and conditions provide for eligibility for a pro rata award in the event you terminate before the end of a plan year.) Any award would be paid at the same time as awards are made to other Solutia employees under the Plan.

RETENTION PAYMENT

         Additionally, if you are continuously employed by Solutia on a full-time basis from the date of this Agreement until June 30, 2002, or such earlier date as we may mutually agree that an effective transition has occurred, Solutia will pay you the sum of $490,000. Payment shall be made on July 31, 2002. In the event of your death or permanent and total disability (which shall be determined by the ECDC in its discretion) prior to June 30, 2002, a pro rata payment shall be made as soon as practical to your wife if she is then living. No payment made pursuant to this paragraph shall be considered eligible earnings for purposes of calculating your pension benefit or any SIP contribution. Notwithstanding anything to the contrary in this paragraph, you shall not be entitled to any payment under this paragraph if prior to July 31, 2002, you become entitled to


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payment under Section 6 of the Employment Agreement between you and Solutia dated February 28, 1998 (the "Employment Agreement").

EXTENSION

         Solutia may request that you extend your employment with Solutia beyond June 30, 2002. If you agree, the Employment Period shall be extended and your retention payment will be delayed until thirty (30) days after the agreed date. When you are paid you will receive $490,000 plus interest from July 31, 2002 through the date of payment at a rate equal to the average yield for the preceding year of the Moody's Baa Bond index composed of Moody's Baa bond rate for investment grade securities rated Baa1, Baa2 and Baa3 with a twenty-year maturity. You will not receive the retention payment if you become entitled to payment under Section 6 of the Employment Agreement prior to the date such payment is made.

GENERAL

         All amounts required by law to be withheld from any payment made pursuant to this Agreement including any and all amounts required to be withheld by the Internal Revenue Code or by the Federal Insurance
Contribution Act, will be withheld.

         This Agreement will be binding upon and inure to the benefit of you and your estate and Solutia and any successor, direct or indirect of Solutia, whether such succession, direct or indirect of Solutia, results from a merger, consolidation, liquidation, reorganization, purchase of securities, acquisition of assets or otherwise.

                                            Sincerely,

                                            /s/ John C. Hunter
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                                            John C. Hunter

Agreed to as of this 29th day of January, 2002

/s/ R. Belle
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Russell J. Belle